Exhibit 5.7

November 12th 2014

Kinross Gold Corporation

25 York Street

17th Floor

Toronto, Ontario

Canada M5J 2V5

Ladies and Gentlemen,

We are acting as special Chilean counsel to Compañía Minera Mantos de Oro (“Mantos de Oro”) and Compañía Minera Maricunga (“Maricunga” and together with Mantos de Oro, the “Companies”) in connection with the exchange by Kinross Gold Corporation (“Kinross”) of $500,000,000 aggregate principal amount of 5.95% Notes due 2024 (the “New Notes”) issued on March 6, 2014 in a transaction that was originally exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and resold to qualified institutional buyers in reliance on Rule 144A and non-U.S. persons outside the United States in reliance on Regulation S. The New Notes are unconditionally guaranteed by the Companies (the “Guarantees”).

We understand that Kinross intends to offer to exchange the New Notes and the Guarantees for an equivalent principal amount of its outstanding notes, pursuant to an exchange offer registered with the United States Securities and Exchange Commission (“SEC”).

The New Notes will be issued pursuant to an indenture (the “Indenture”) dated as of August 22, 2011 among Kinross, certain subsidiaries of Kinross, including the Companies, as guarantors (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In arriving at the opinions expressed herein, we have reviewed copies of the following documents:

(i)                                     the Offering Circular;

(ii)                                  the relevant Form F-10 and Form S-4;

(iii)                               the organizational documents of Mantos de Oro (estatutos sociales);

(iv)                              the organizational documents of Maricunga (estatutos sociales);

(v)                                 the minutes of the Board of Directors’ meeting of Maricunga, held on June 17, 2011, approving among other matters, the execution by Maricunga of the Indenture, the Guarantee and ancillary documentation stated therein, and granting special powers of attorney to any of Messrs.Andrés Jorge Verdugo Ramírez de Arellano, José Tomás Letelier Vial and Miguel Baeza Guiñez to act on Mantos de Oro’s behalf in connection thereto;

(i)                                     the minutes of the Board of Directors’ meeting of Mantos de Oro, held on April 19, 2012, approving among other matters, the execution by Mantos de Oro of the Indenture, the Guarantee and ancillary documentation stated therein, and granting special powers of attorney to any of Messrs. Andrés Jorge Verdugo Ramírez de Arellano, José Tomas Letelier Vial and Miguel Baeza Guíñez to act on Maricunga’s behalf in connection thereto; and

(ii)                                  such other documents, agreements, corporate records, certificates, governmental approvals and filings, as we have considered necessary or appropriate for the purposes of this opinion.

The Offering Circular and the Form F-10 and Form S-4 are hereinafter referred to as the “Agreements”.

In addition, we have made such investigation of applicable laws and regulations as we have deemed appropriate as a basis for the opinions expressed below. With respect to matters of fact that we deem necessary to render this opinion, we have relied upon the representations and warranties of Kinross and the Companies contained in the Agreements and upon the representations, opinions and certificates of officers, representatives and advisors of Kinross and the Companies.

The opinions expressed herein are subject to the following qualifications:

First, we are attorneys admitted to practice in the Republic of Chile and we express no opinions as to any laws other than the laws of the Republic of Chile (“Chilean Law”).  In particular, we have made no independent investigation of the laws of the Province of Ontario, Canada and the State of New York, as a basis for our opinion, and have assumed that there is nothing in any such laws that affect our opinion.

Second, we have assumed, without any independent investigation or verification of any kind:

(i)                                     the authenticity of all documents and records presented as originals, and the conformity with the originals of all documents and records presented to us as copies;

(ii)                                 with respect to the certificates, documents and records, we have assumed the genuineness of all signatures, the legal capacity of the individuals signing, the accuracy and completeness of the factual representations made in the documents reviewed, and the authenticity of all items submitted to us as originals and the conformity with originals of all items submitted to us as copies;

(iii)                               with respect to all such items submitted to us as executed by, or granted before, public officers, we have assumed that each such public officer had the authorization, took all requisite action and duly delivered such items; and

(iv)                              the validity, binding effect and enforceability of the Indenture and the Guarantees under the laws of the State of New York.

Based upon and subject to the foregoing, we are of the opinion that:

1.              The Companies are duly organized and validly existing contractual mining companies (sociedades contractuales mineras) in good standing under the laws of Chile.

2.              The Indenture has been duly authorized by the Companies, and, to the extent such execution and delivery are matters governed by the laws of Chile, duly executed and delivered by the Companies.

3.              The Guarantees have been duly authorized by the Companies.

4.              The execution, delivery and performance by the Companies of their obligations under the Indenture and the Guarantees do not and will not violate Chilean Law.

5.              The execution, delivery and performance by the Companies of the Indenture and the Guarantees do not and will not constitute a breach or violation of (i) the by-laws of the Companies, (ii) any order of any court or governmental agency that is binding on the Companies or (iii) any agreement or instrument that is binding upon the Companies.

Additional Qualifications.

The foregoing opinions are subject to the following additional qualifications:

1.                                      This opinion is subject to the effect of (a) applicable bankruptcy, liquidation, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting the rights of creditors generally; and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law.

2.                                      This opinion speaks only as of the date hereof.  We expressly disclaim any responsibility to advise you of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter.  Accordingly, any person relying on this opinion at any time after the date hereof should seek advice of its counsel as to the proper application of this opinion at such time.

3.                                      This opinion is being delivered to you for your use only in connection with the filing of a Registration Statement (the “Registration Statement”) with respect to the New Notes and the Guarantees with the SEC and may not be relied upon by any person other than you and the law firm of Sullivan & Cromwell LLP for purposes of the opinion to be delivered by such firm in connection with the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of Notes and Guarantees” in the prospectus that forms part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933.

Very truly yours,

/s/ CAREY Y CIA. LTDA.

Carey y Cia. Ltda.